EXHIBIT 99

MEDIA CONTACT:	INVESTOR CONTACT:
Connie Pautz Corporate Communications Director Hutchinson Technology 320-587-1823	Darlene Polzin Investor Relations Director Hutchinson Technology 320-587-1605

HUTCHINSON TECHNOLOGY REVISES FOURTH QUARTER OUTLOOK

Company Expects Earnings Per Share of $0.05 to $0.20

Demand Softness and Shift in Product Mix Reduce Yields, Productivity and Margins

HUTCHINSON, Minn., Aug. 30, 2005 -— Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) said today that it now expects net earnings per diluted share for its fiscal 2005 fourth quarter ending September 25, 2005 to range from $0.05 to $0.20 on net sales of $150 to $165 million and unit shipments of 170 to 180 million suspension assemblies. Through the first nine weeks of the fourth quarter, the company has shipped approximately 115 million suspension assemblies.

The company said that weakness in demand earlier in the quarter and a shift in mix toward advanced products that are currently produced at lower yield and productivity levels will reduce fourth quarter gross margins to 19 to 23 percent. The company’s previous forecast for its fiscal 2005 fourth quarter estimated net sales of $165 to $180 million on unit shipments of 190 to 200 million, gross margins of 28 to 30 percent and earnings per diluted share of $0.55 to $0.65.

Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer, said the lighter demand experienced earlier in the fourth quarter appears to be temporary based on higher average weekly shipments expected in the quarter’s final weeks. “With our revised outlook, we expect our unit shipments of suspension assemblies will be up 13 to 20 percent compared with the fiscal 2004 fourth quarter and we expect unit shipments for fiscal 2005 will be up 33 to 35 percent compared with fiscal 2004,” said Fortun. “We will continue to add capacity to support long-term demand growth while also concentrating on improving our manufacturing yields and productivity on newer products incorporating advanced technology.”

In its fiscal 2004 fourth quarter, Hutchinson Technology reported net income of $4,954,000, or $0.18 per diluted share, on net sales of $122,306,000. Gross margin in the 2004 fourth quarter was 24% and the company shipped approximately 150 million suspension assemblies in the period.

Hutchinson Technology plans to report its fiscal 2005 fourth quarter and full fiscal year results on November 1, 2005, after market close.

Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology’s BioMeasurement Division provides health professionals with simple, accurate methods to measure the oxygen in tissue.

2—Hutchinson Technology Revises Fourth Quarter Outlook

This announcement contains forward-looking statements regarding demand for and shipments of the company’s products, manufacturing capacity and productivity, and results of operations and operating performance. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in product mix, changes in manufacturing productivity, yields, inefficiencies in bringing additional capacity on-line and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.

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